Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-194129 and Form S-8 Nos. 333-167488, 333-164207, 333-156641, 333-151135, 333-145306, 333-138248, 333-189342, 333-97173, 333-44850, 333-182005, and 333-205585) of Infinity Pharmaceuticals, Inc. and in the related Prospectuses of our reports dated February 23, 2016, with respect to the consolidated financial statements of Infinity Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Infinity Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/    Ernst & Young LLP

Boston, Massachusetts

February 23, 2016